FOR IMMEDIATE RELEASE

TORRENT COMPLETES DRILLING OF FOURTH WELL AND SPUDS FIFTH

WELL ON BEAVER HILL PILOT PROJECT

Vancouver, British Columbia – October 18, 2005 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following developments from its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”).

Methane has completed drilling and setting production casing for Beaver Hill #2 and has now commenced drilling Beaver Hill #5. The Beaver Hill #5 well is the fifth of five wells included in Methane’s Beaver Hill pilot project located in Coos County, Oregon. All five wells in this project are located on a single site within the Coos County forest lands. Drilling operations on this well are forecast to run for approximately fifteen days. The well will be directionally drilled to an estimated total depth (TD) of 4,400 feet updip from the Beaver Hill #1, #3 and #4 wells and on strike with the Beaver Hill #2 bottom-hole locations. The well is being drilled by Roll’n Oilfield Services’ Rig #14 and drilling supervision services are being provided by Frontier Engineering.

Methane’s Chief Operating Officer, Mr. John Carlson, states, “We have again successfully drilled to the top of our targeted “D” coal seam in the Lower Coaledo formation in the Beaver Hill #2 well. Strong gas shows on mud logs, and from the formation cuttings, continue to confirm our interest in this specific coal seam as our production pilot candidate.”

Methane has completed construction of its next pilot project location at Radio Hill, two miles south of the Beaver Hill pilot project. The Radio Hill site will include one vertical and four directionally drilled wells to test a number of Lower Coaledo coals including the same “D” coal found at Beaver Hill. The wells will be drilled by Roll’n Oilfield Services’ Rig #14 tentatively scheduled to move on location in early November.

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves. The Company’s primary objective is to create value for the Company by applying strong technical expertise to projects. The Company’s current focus is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 70,000 acres of prospective land in the Coos Bay area. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com

1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, drilling operations on Beaver Hill #5 to run for approximately fifteen days, directionally drilled to an estimated total depth of 4,400 feet; our wells are being drilled by Roll’n Oilfield Services’ Rig #14; drilling supervision services being provided by Frontier Engineering; and that the Radio Hill site will include one vertical and four directionally drilled wells scheduled to commence in early November . It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our 424 prospectus filed on Edgar on May 5, 2005.